EXHIBIT 99.2

[Logo Omitted]

47 West 200 South, Suite 500 • Salt Lake City, UT 84101 • (800) 826-0236

October 13, 2005

PricewaterhouseCoopers LLP

201 South Main Street, Suite 900

Salt Lake City, UT 84111

As of September 30, 2005 and for the period from December 1, 2004 to September 30, 2005, Franklin Capital Corporation has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”) in connection with the Sale and Servicing Agreement dated as of December 1, 2004.

Sincerely,

/s/ Tonya B. Roemer

Tonya B. Roemer

Senior Vice President/Assistant Corporate

Treasurer

Franklin Capital Corporation

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